UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 23, 2012
Date of Report (Date of earliest event reported)

THERABIOGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53008	98-0559606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 296 Freehold, NJ	07726
(Address of principal executive offices)	(Zip Code)

866.284.9561

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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Section 1 - Registrant’s Business and Operations Item 1.01 - Entry into a Material Definitive Agreement

On May 23, 2012, we entered into consulting agreement with DBI LLC, pursuant to which DBI, through its principal, Dean Blechman, will provide the following services to us:

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Provide assistance and advice on our day-to-day operations.

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Provide assistance and advice on and review and consult with our CEO and Board concerning our financial statements and reports required to be filed under applicable federal securities laws.

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Assist senior management in revising our business model and provide assistance and advice concerning the implementation of such business model.

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Assist in the revision of our sales and marketing strategy.

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Assist in the preparation of our short and long term budgets.

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Provide advice concerning our capital raising activities.

The initial term of the agreement is through May 24, 2013, subject to annual renewals.  In consideration of these services, we will pay a monthly fee of $10,000 and issue 2.5 million shares of our common stock to DBI as of the effective date of the agreement.  An additional 500,000 shares shall be issued on the first anniversary of the date of the agreement.

Section 5 - Corporate Governance and Management Item 5.02 - Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 22, 2012, each of Dr. Philip Forman, Richard Rifenburgh, Boris Rubizhevsky and Barry Saxe  resigned as a member of our Board of Directors and Mark Shooman resigned as our Chief Financial Officer. None of the resignations were the result of any disagreement with us on any matter relating to operations, policies or practices, including accounting or financial policies.

Prior to the aforesaid resignations, our Board of Directors elected Pasquale Petruzzo and Thomas Kelley as members of our Board of Directors, to serve until the next annual meeting of our stockholders and until their successors are duly qualified.  There was no arrangement or understanding between these individuals and any other persons pursuant to which they were selected as directors.  Neither Mr. Petruzzo nor Mr. Kelley is party to any existing agreement or arrangement with us, nor is either an employee of ours.

Section 9 - Financial Statements and Exhibits Item 9.01 - Financial Statements and Exhibits (d) Exhibits 10.1 - Consulting Agreement dated May 23, 2012 by and between TheraBiogen, Inc. and DBI, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERABIOGEN, INC.
Date: May 25, 2012
	By:	/s/ Kelly T. Hickel
Kelly T. Hickel
Chief Executive Officer

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